Exhibit 99.1

Uranium Resources, Inc. Announces Termination of Agreement to Purchase Rio Algom Mining LLC

  Provides Update on Rosita Wellfield in Texas

ALBUQUERQUE, N.M.--(BUSINESS WIRE)--Uranium Resources, Inc. (NASDAQ: URRE) (URI), a uranium exploration, development and production company, today announced that it has decided along with Billiton Investment 15 B.V. to terminate URI's agreement to purchase Rio Algom Mining LLC, which was entered into on October 12, 2007. URI had incurred and capitalized $1.2 million in costs associated with the transaction. These costs will be expensed in the second quarter ending June 30, 2008.

Mr. David N. Clark, President and CEO of URI, commented, “We believe this is the best decision for the Company and our shareholders given current market conditions that have prevented us from securing the $180 million needed to finance the acquisition. Although the Rio Algom mill site would have reduced the time to bring conventional mining back to New Mexico, there are viable alternatives for URI and the other New Mexico uranium companies to pursue. We remain open to all such alternatives. For now, we will concentrate our efforts on rebuilding our low cost production potential in Texas while continuing to develop our resources in New Mexico where we have over 101 million pounds of in-place uranium mineralized material."

Mr. Clark continued, “With regard to our New Mexico assets, we have been working closely with state regulators and expect to receive permits in the fall to drill up to 10 exploratory core holes on our Ambrosia Lake property to determine its feasibility for in situ recovery (ISR) mining. If ISR proves viable, Ambrosia Lake will be an excellent New Mexico ISR project, providing new jobs and contributing to the economic growth of the region, utilizing a proven environmentally-safe technology. In the meantime, we will continue our community outreach and education programs to overcome misperceptions about the industry, and URI will use every opportunity to display our commitment to being a responsible corporate and community partner in New Mexico.”

Rosita Update

At URI's Rosita project in South Texas, we have begun the production process by injecting oxygen into the formation. The wellfield originally suffered from low flow rates. While investigating the potential causes, we discovered several wells had poor completions. The screens from these wells were removed and the holes were underreamed before the screens were reset. This process led to a significant increase in the flow rate. As previously stated, the wellfield will need to operate for two to three weeks at full operation before URI can make a determination of its capabilities.

As of June 24, 2008, the Company had produced approximately 187,600 pounds of uranium of which 104,200 pounds had been produced in the second quarter. This was slightly better than URI's previous estimate for the second quarter due to improved production at its Kingsville Dome operation.

The Company also noted that it has recently moved exploratory drill rigs onto its South Rosita property and is conducting exploratory drilling on the portion of the South Rosita property that was acquired earlier this year.

TELECONFERENCE

URI will host a teleconference at 11:00 a.m. ET on Thursday, June 26, 2008, to discuss the contents outlined in this release. On the call will be Dave Clark, President and CEO, Richard Van Horn, Executive Vice President and Chief Operating Officer, and Thomas Ehrlich, Chief Financial Officer.

The teleconference can be accessed in the following ways:

  The live webcast can be found at http://www.uraniumresources.com. Participants should go to the website 10 - 15 minutes prior to the scheduled conference in order to register and download any necessary audio software.
  The teleconference can be accessed by dialing 1-201-689-8562 approximately 10 minutes prior to the call.

To listen to the archived call:

  The archived webcast will be accessible at http://www.uraniumresources.com. A transcript will also be posted, once available.
  A replay can also be heard by calling 1-201-612-7415 and entering the account number 3055 and reference ID number 289717. The telephonic replay will be available from 2:00 p.m. ET the day of the teleconference until 11:59 p.m. on July 3, 2008.

About Uranium Resources, Inc.

Uranium Resources Inc. explores for, develops and mines uranium. Since its incorporation in 1977, URI has produced over 7 million pounds of uranium by in-situ recovery (ISR) methods in the state of Texas where the Company currently has ISR mining projects. URI also has 183,000 acres of uranium mineral holdings and 101.4 million pounds of in-place mineralized uranium material in New Mexico. The Company acquired these properties over the past 20 years along with an extensive information database. URI’s strategy is to capitalize on the strong global market for uranium by fully exploiting its resource base in Texas and New Mexico, acquiring new assets and through joint ventures or partnerships.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company’s mineralized uranium materials, timing of receipt of mining permits, production capacity of mining operations planned for properties in South Texas and New Mexico, planned dates for commencement of production at such properties, revenue, cash generation and profits are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the spot price of uranium, weather conditions, operating conditions at the Company’s mining projects, government regulation of the mining industry and the nuclear power industry, world-wide uranium supply and demand, availability of capital, timely receipt of mining and other permits from regulatory agents, the success of the acquisition of Rio Algom and other factors which are more fully described in the Company’s documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

CONTACT:
Uranium Resources, Inc.
April Wade, 505-440-9441
Vice President of Communications and Government Relations
awade@uraniumresources.com
or
David N. Clark, 972-219-3330
President and CEO
or
Investor:
Kei Advisors LLC
Deborah K. Pawlowski/James M. Culligan
716-843-3908/716-843-3874
dpawlowski@keiadvisors.com/jculligan@keiadvisors.com